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              CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                  OFFER TO PURCHASE FOR CASH
               ANY AND ALL OUTSTANDING SHARES OF
          THE FOLLOWING SERIES OF ITS PREFERRED STOCK

---------------------------------------------------------------
 TITLE OF SERIES OF PREFERRED      OUTSTANDING    PURCHASE PRICE
                                     SHARES         (per share)
$5 Cumulative Preferred Stock      1,915,319            $77.55
   (no par value)

Cumulative Preferred Stock
   ($100 par value)
 -   5 3/4%  Series A                600,000            $91.30
 -   5 1/4%  Series B                750,000            $83.60
 -   4.65 %  Series C                600,000            $80.65
 -   4.65 %  Series D                750,000            $80.65
 -   7.20 %  Series I                500,000            $105.04
 -   6 1/8%  Series J                500,000            $101.75
---------------------------------------------------------------

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 27, 1996, UNLESS THE
OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase, dated January 29, 1996, (the "Offer to Purchase") and a separate Letter of Transmittal for each series of preferred stock listed above (each a "Series of Preferred") of which you own shares.
As to each Series of Preferred, the Offer to Purchase, together with the applicable Letter of Transmittal, constitutes the "Offer" of Consolidated Edison Company of New York, Inc. ("Con Edison") to purchase any and all shares of the Series of Preferred ("Shares") at the purchase price per share listed above for the Shares tendered, net to the seller in cash, upon the terms and subject to the conditions of the Offer. Con Edison will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See "Terms of the Offer -- Extension; Termination; Amendments, and -- Certain Conditions of the Offer" in the Offer to Purchase.

     WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. ANY LETTER OF TRANSMITTAL FURNISHED TO YOU IS FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

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    We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the applicable Letter of Transmittal.

   Your attention is invited to the following:

   (1) The Offer is for any and all Shares outstanding as of January 29, 1996. The Offer for a Series of Preferred is independent of the Offer for any other Series of Preferred.

  (2) The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, February 27, 1995, unless the Offer is extended with respect to a Series of Preferred. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer. If you would like to withdraw your Shares that we have tendered, you can withdraw them so long as the Offer remains open or at any time after the expiration of forty business days from the commencement of the Offer if they have not been accepted for payment.
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    (3) Any stock transfer taxes applicable to the sale of Shares to Con Edison pursuant to the Offer will be paid by Con Edison, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

NEITHER CON EDISON, ITS BOARD OF TRUSTEES NOR ANY OF ITS OFFICERS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     If you wish to have us tender any or all of your Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

     The Offer is being made to all holders of Shares. Con Edison is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If Con Edison becomes aware of any valid state statute prohibiting the making of the Offer, Con Edison will make a good faith effort to comply with such statute. If, after such good faith effort, Con Edison cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Con Edison by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

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                          Instructions
         With Respect to Offer to Purchase for Cash
               Any and All Outstanding Shares of
           Certain Series of the Preferred Stock of
         Consolidated Edison Company of New York, Inc.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 29, 1996, and a separate Letter of Transmittal for each series of preferred stock of Consolidated Edison Company of New York, Inc. (each a "Series of Preferred") in which the undersigned owns shares (as to each Series of Preferred, the Offer to Purchase, together with the applicable Letter of Transmittal, constitutes the "Offer") in connection with the invitation of Consolidated Edison Company of New York, Inc. ("Con Edison") to the holders of each Series of Preferred to tender any and all of their shares of a Series of Preferred ("Shares") for purchase at the purchase price per share listed on the front cover of the Offer to Purchase for the Series of Preferred tendered, net to the seller in cash, upon the terms and subject to the conditions of the Offer.

     This will instruct you to tender to Con Edison the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

     Series of Preferred         Number of Shares to be Tendered*

    _______________________         ____________________
    _______________________         ____________________
    _______________________         ____________________
    _______________________         ____________________

Dated:_________________ , 1996

                                SIGN HERE

Signature(s): --------------------------------------------------

Name(s): -------------------------------------------------------
Address: -------------------------------------------------------
Social Security
or Taxpayer ID No.: --------------------------------------------

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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